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                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this amendment No. 6 to Registration Statement No. 333-56231 on Form S-1 of OpTel, Inc. of our reports dated October 6, 1998, on the financial statements and financial statement schedule of OpTel, Inc. and to the use of our report dated May 15, 1998 on the financial statement of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. for the year ended December 31, 1997, appearing in the Prospectus or elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Prospectus.


    /s/ DELOITTE & TOUCHE LLP
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April 21, 1999

Dallas, Texas